Exhibit 10.2

August 13, 2020
Altisource Asset Management Corporation
5100 Tamarind Reef
Christiansted, United States Virgin Islands 00820

Re: Resignation

Ladies and Gentlemen:
        Reference is made to that certain Termination and Transition Agreement, dated as of August 13, 2020 (the “Termination Agreement”), by and among Front Yard Residential Corporation, Front Yard Residential, L.P., and Altisource Asset Management Corporation (the “Company”), and that certain Amended and Restated Asset Management Agreement, dated as of May 7, 2019, as amended (the “AMA” and, together with the Termination Agreement, the “Agreements”).

        Effective as of two (2) days prior to the Termination Date (as defined in the Termination Agreement), I hereby irrevocably resign from any and all positions as a director, officer, manager or equivalent position of the Company and its Subsidiaries (as defined in the Agreements). The Company acknowledges and agrees that my resignation shall be treated as a termination of my service by the Company without Cause (as defined in any relevant document; or any similar concept if not so defined) for all purposes under any agreement, arrangement, plan, or policy of the Company or by and between the Company and myself.

        During the period from the execution of this letter until the Termination Date, I agree to recuse myself from meetings of and deliberations by the Board of Directors (the “Board”) of the Company so long as the Company continues to provide notice of and agendas to me for all meetings of its Board. In addition, I hereby resign my position as Chairman of the Board of the Company upon the date of execution of the Termination Agreement.

        The Company hereby waives, releases and discharges me from any and all claims, demands, proceedings, causes of action, orders, obligations and liabilities, known or unknown, which the Company or any of its affiliates has or may at any time have had against me for acts occurring prior to the date hereof. The Company shall undertake not to, directly or indirectly, assert any claim or demand, or commence, institute or cause to be commenced, any proceedings of any kind relating to any such released claims.

I hereby waive, release and discharge the Company and its subsidiaries from any and all claims, demands, proceedings, causes of action, orders, obligations and liabilities,

known or unknown, which I have or may at any time have had against the Company and its subsidiaries for acts occurring prior to the date hereof; provided, that, such release shall not apply to claims that I have with respect to any equity or equity-based awards of the Company. I shall undertake not to, directly or indirectly, assert any claim or demand, or commence, institute or cause to be commenced, any proceedings of any kind relating to any such released claims.

        Notwithstanding anything to the contrary set forth herein and for the avoidance of doubt, this letter does not adversely impact the rights of advancement of expenses and indemnification that I am entitled to as a director, manager, or officer or similar position of the Company (whether pursuant to the Company’s organizational documents, directors & officers insurance or otherwise, in each case, as in effect on the date hereof) and does not impact or modify any of my or the Company’s rights or obligations under the Termination Agreement, including any Schedule thereto.

[Signature page follows]

Sincerely,

/s/ George G. Ellison
George G. Ellison

Acknowledged and agreed:

ALTISOURCE ASSET MANAGEMENT CORPORATION

By:	/s/ Indroneel Chatterjee
Name: Indroneel Chatterjee Title: Co-Chief Executive Officer and President

[Signature Page to Resignation Letter]